UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)                                      December 9, 2004

ML Macadamia Orchards, L.P.

(Exact name of registrant as specified in its charter)

Delaware	1-9145	99-0248088
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

26-238 Hawaii Belt Road, Hilo, Hawaii		96720
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code            808-969-8057

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.                                              Entry into a Material Definitive Agreement.

As announced by ML Macadamia Orchards, L.P. (the “Partnership”) in a press release on December 10, 2004, on December 9, 2004 Mr. John W.A. Buyers resigned as Chief Executive Officer of the general partner of the Partnership, ML Resources, Inc. (the “General Partner”).  For further information, see Item 5.02 below.

In connection with that resignation, on December 17, 2004, D Buyers Enterprises, LLC (“Enterprises”), an entity controlled by Mr. Buyers, and the Partnership entered into an agreement providing for Enterprises to sell all of the issued and outstanding stock of the General Partner to the Partnership for the sum of $750,000.  The Partnership expects that the closing of this sale will take place on or shortly after January 1, 2005.  The agreement provides that, prior to or at the closing, the General Partner will pay all of its outstanding payables, that all of the General Partner’s cash will be distributed to Enterprises, and that the management fee due from the Partnership to the General Partner for the period up to and including the closing date will be estimated and paid to Enterprises at the closing, with a future adjustment as and to the extent necessary to reflect actual results.

On December 16, 2004 ML Macadamia Orchards, L.P. (the “Partnership”) entered into an agreement with Hamakua Macadamia Nut Company, Inc., an unrelated macadamia nut processing company, effective January 1, 2007.  The agreement is for a period of six years through December 31, 2012.  The agreement is for the sale of six million pounds of wet-in-shell macadamia nuts per year.  The price for two million pounds of the nuts will be renegotiated every two years.  The minimum and maximum price per pound will be $0.75 and $0.95, respectively, with an additional $0.02 each for delivery and hauling.  In any given year the price cannot be adjusted by more than $0.07.  Payment terms of the agreement are that payment is due within 30 days of delivery.

Item 5.01.                                              Changes in Control of Registrant.

As announced by the Partnership in a press release on December 10, 2004, on December 9, 2004 Mr. John W.A. Buyers resigned as Chief Executive Officer of the General Partner, and the Board of Directors of the General Partner appointed Mr. Dennis J. Simonis, formerly the President and Chief Operating Officer of the General Partner, as President and Chief Executive Officer of the General Partner.  For further information, see Item 5.02 below.

In connection with Mr. Buyers’ resignation, on December 17, 2004, Enterprises and the Partnership entered into an agreement providing for Enterprises to sell all of the issued and outstanding stock of the General Partner to the Partnership for the sum of $750,000.  The Partnership expects that the closing of this sale will take place on or shortly after January 1, 2005.  For further information, see Item 1.01 above.

Item 5.02.                                              Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

As announced by the Partnership in a press release on December 10, 2004, on December 9,

2004 Mr. John W.A. Buyers resigned as Chief Executive Officer of the General Partner, and the Board of Directors of the General Partner appointed Mr. Dennis J. Simonis, formerly the President and Chief Operating Officer of the General Partner, as President and Chief Executive Officer of the General Partner.  Mr. Buyers resignation was in accordance with a succession plan approved at the December 9, 2004 Board of Directors meeting.  Mr. Buyers remains a director and the non-executive Chairman of the Board of the General Partner.

Mr. Simonis, 47 years old, has been a director of the General Partner since August 2002, served as President and Chief Operating Officer of the Managing Partner from August 2001 until December 9, 2004, and served as Executive Vice President and Chief Financial Officer of the General Partner from June 2001 until August 2001.  Mr. Simonis also has served as Executive Vice President and Chief Financial Officer of Enterprises since August 2001.

From 1993 to 2001, Mr. Simonis served in various capacities at Mauna Loa Macadamia Nut Corporation, including executive vice president and chief operating officer.  He serves as an officer of the Hawaii Macadamia Nut Association and has served on several nonprofit boards in Hawaii. He served from 1985-1993 as a vice president of Theo H. Davies & Co., Ltd. and worked as a senior auditor for Price Waterhouse between 1979 and 1985.

Mr. Simonis graduated magna cum laude with a B.S. in Accounting from Carroll College in Waukesha, Wisconsin and earned his C.P.A. certificate in 1983. He resides in Hilo, Hawaii.

As noted above, Mr. Simonis also serves as Executive Vice President and Chief Financial Officer of Enterprises.  The General Partner, which until the closing of the transaction described above in Item 1.01 will continue to make all decisions relating to the management of the Partnership, is wholly owned by Enterprises.  Under the terms of the Partnership’s Partnership Agreement, the Partnership reimburses the Managing Partner for all expenses incurred by it in the conduct of Partnership business, including any expenses reasonably allocated to the Managing Partner or to the Partnership as well as a management fee equal to 2% of the Partnership’s operating cash flow (as defined in the Partnership Agreement).  Management cost reimbursements under the Partnership Agreement were $160,000 in 2003 and were $151,000 through November, 2004.  The management fee was $44,000 in 2003 and was $7,000 through November, 2004.  Since September 2001, the Partnership has leased approximately 4,000 s.f. of office space in Hilo for its executive and accounting staff from an Enterprises’ wholly own company.  The Partnership Agreement requires that the price and terms of any such transactions be no less favorable than those available in comparable transactions between unrelated parties.  The Partnership provides administrative services to Enterprises for which it was compensated $98,000 in 2003 and has been compensated $109,000 through November, 2004.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ML Macadamia Orchards, L.P.
(Registrant)

Date: December 20, 2004

	By:	ML Resources, Inc.
Managing General Partner

	By:	/s/ Dennis J. Simonis
Dennis J. Simonis
President and Chief Executive Officer